Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$30,000,000.00	$1,179.00	(1)

(1)	The filing fee of $1,179.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $67,823.92 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $1,179.00 is offset against the registration fee due for this offering and of which $66,644.92 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2008—MTNDD247 Dated April 22, 2008

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

US$30,000,000 principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Callable CMS Spread Range Accrual Notes Due April 25, 2023

•	The notes are not callable and will bear interest at the rate of 8.00% per annum, from and including April 25, 2008 to but excluding April 25, 2009.

•

Unless called by us, the notes will bear interest at the rate of 8.00% per annum from and including April 25, 2009 to but excluding April 25, 2023, on each calendar day when the difference between the 30-year Constant Maturity Swap Rate (“CMS30”) and the 2-year Constant Maturity Swap Rate (“CMS2”), which difference we refer to as the CMS Spread, is greater than or equal to zero, PROVIDED that the rate for the CMS Spread for the fifth business day immediately preceding any interest payment date and for each calendar day remaining in that interest period will be deemed to equal the rate for the CMS Spread applicable to the fifth business day immediately preceding the interest payment date. On each calendar day for which the CMS Spread is determined to be less than zero, no interest will accrue on the notes. As a result, interest payments from and including April 25, 2009 to but excluding April 25, 2023 will vary and could be zero.

•	Interest on the notes is payable quarterly on each January 25, April 25, July 25 and October 25, beginning on July 25, 2008 and ending on the maturity date.

•

If not previously called by us, the notes will mature on April 25, 2023. At maturity you will receive an amount in cash equal to 100% of the principal amount of notes you then hold, plus any accrued and unpaid interest.

•

We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning on April 25, 2009, upon not less than ten calendar days’ notice. Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold, plus any accrued and unpaid interest.

•	The notes will be issued in minimum denominations and integral multiples of US$1,000.

•	We will not apply to list the notes on any exchange.

Investing in the Notes involves a number of risks. See “ Risk Factors Relating to the Notes” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per Note		Total
Public Offering Price	US$	1,000.00	US$	30,000,000.00
Underwriting Discount	US$	0.00	US$	0.00
Proceeds to Citigroup Funding Inc.	US$	1,000.00	US$	30,000,000.00

Notes to certain dealers, including Citicorp Financial Services Corp., a broker-dealer affiliated with Citigroup Global Markets, will be sold at the public offering price less a concession of $15 per note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $15 per note on sales to certain other dealers. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $15 per note for each note they sell.

We expect that delivery of the notes will be made against payment therefor on or about April 25, 2008.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Callable CMS Spread Range Accrual Notes Due April 25, 2023. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The Callable CMS Spread Range Accrual Notes Due April 25, 2023 are callable securities issued by Citigroup Funding that have a maturity of approximately fifteen years. If not previously called by us, at maturity, you will receive an amount in cash equal to your initial investment in the notes plus any accrued, unpaid interest due at maturity. From and including April 25, 2008 to but excluding April 25, 2009, the interest rate on the notes is fixed at a rate of 8.00% per annum. Unless called by us, from and including April 25, 2009 to but excluding April 25, 2023, on each calendar day when the difference between the 30-year Constant Maturity Swap Rate (“CMS30”) and the 2-year Constant Maturity Swap Rate (“CMS2”), which difference we refer to as the CMS Spread, is determined (as described in the section “Description of the Notes—Determination of the CMS Spread”) to be greater than or equal to zero, the notes will bear interest at a rate of 8.00% per annum, PROVIDED that the rate for the CMS Spread for the fifth business day immediately preceding any interest payment date and for each calendar day remaining in that interest period will be deemed to equal the rate for the CMS Spread applicable to the fifth business day immediately preceding the interest payment date (as described in the section “Description of the Notes—Determination of the CMS Spread”). On each calendar day for which the CMS Spread is determined to be less than zero, no interest will accrue on the notes.

The notes mature on April 25, 2023. We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning on April 25, 2009. Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold, plus any accrued and unpaid interest. The notes do not provide for any redemption at your option prior to maturity.

The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the notes, including the principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

You may purchase and transfer the notes only in minimum denominations and integral multiples of US$1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus for further information.

Will I Receive Interest on the Notes?

We expect to pay interest, if any, in cash quarterly on each January 25, April 25, July 25 and October 25, beginning on July 25, 2008 and ending on the maturity date. We refer to each of these quarterly payment dates as an interest payment date and each three-month period from and including an interest payment date to but excluding the next interest payment date, the maturity date or any earlier date upon which the notes are redeemed as an interest period.

The per annum interest rate for any quarterly interest period within the period from and including April 25, 2008 to but excluding April 25, 2009, will equal 8.00%. The interest payable on the notes from and including April 25, 2009 to but excluding April 25, 2023, will vary and may be zero. Unless the notes are called by us, the per annum interest rate for any quarterly interest period within the period from and including April 25, 2009 to but excluding the maturity date will equal the product of (i) 8.00% and (ii) the number of accrual days in the interest period divided by the number of calendar days in the interest period. An accrual day is any calendar day in an interest period for which the CMS Spread is determined (as described in the section “Description of the Notes—Determination of the CMS Spread”) to be greater than or equal to zero. The CMS Spread will equal the difference between the 30-year Constant Maturity Swap Rate (“CMS30”) and the 2-year Constant Maturity Swap Rate (“CMS2”), each as published on Reuters page “ISDAFIX1” (or any successor page as determined by the calculation agent) at 11:00 am (New York time) on each calendar day during an interest period. No interest will accrue on the notes on any calendar day within the period from and including April 25, 2009 to but excluding the maturity date for which the CMS Spread is determined to be less than zero. The per annum interest rate calculated for any quarterly interest period within the period from and including April 25, 2009 to but excluding the maturity date is applicable only to that quarterly interest period; interest payments for any other quarterly interest period will vary and may be zero. The interest payment amount per note for any quarterly interest period will equal the product of US$1,000 and the per annum interest rate applicable to that quarterly interest period divided by 4.

If the CMS Spread is determined to be less than zero for an entire interest period within the period from and including April 25, 2009 to but excluding the maturity date, then no interest will accrue on the notes for the interest period. In addition, if the CMS Spread is greater than or equal to zero for a sufficient number of days in any interest period within the period from and including April 25, 2009 to but excluding the maturity date, resulting a quarterly interest payment on the notes greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding of comparable maturity, you should expect that the notes will be called. If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk. You should refer to the section “Risk Factors Relating to the Notes” for further information.

The structure of the interest payments on the notes differs from notes that bear interest at a fixed rate and notes that bear interest at a rate directly related to CMS30, CMS2, CMS Spread or another index. You should understand how the interest rate calculations work before you invest in the notes. You can find more information in the section “Description of the Notes—Interest” in this pricing supplement.

What Will I Receive at Maturity of the Notes?

At maturity, unless your notes have been previously called by us, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold, plus any accrued and unpaid interest.

What Will I Receive if Citigroup Funding Calls the Notes?

We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning approximately one year after the date of issuance of the notes, upon not less than ten calendar days’ notice to holders of the notes in the manner described in the section “Description of the Notes—Call Right” in this pricing supplement. If we exercise our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold, plus any accrued and unpaid interest.

What Will I Receive if I Sell the Notes Prior to Call or Maturity?

You will receive 100% of the principal amount of your notes only if you hold the notes at call or maturity. If you choose to sell your notes before the notes are called or mature, you are not guaranteed and should not expect to receive the full principal amount of the notes you sell. You should refer to the sections “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” and “—You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop” in this pricing supplement for further information.

How Has the CMS Spread Performed Historically?

We have provided a table showing the historical values of the CMS Spread since 2003. You can find this table in the section “Historical Data on the CMS Spread” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the difference between CMS30 and CMS2 in recent years. However, past performance is not indicative of how the CMS Spread will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes—The Historical CMS Spread Is Not an Indication of the Future CMS Spread” in this pricing supplement.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based on the CMS Spread. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws including individual retirement accounts (which we call “Plans”), will be permitted to purchase or hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Payments of stated interest on the notes will be taxable as ordinary interest income at the time that such payments are accrued or are received (in accordance with the holder’s method of tax accounting). Upon the sale or other taxable disposition of a note, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on such disposition and such holder’s tax basis in such note. Such gain or loss generally will be long-term capital gain or loss if the holder has held the note for more than one year at the time of disposition.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup Inc.’s Affiliates, Citigroup Global Markets and Citigroup Financial Products?

Our affiliate, Citigroup Global Markets, is the agent for the offering and sale of the notes. As such, Citigroup Global Markets will purchase the notes and expects to sell them to the public, directly or indirectly, through certain affiliated dealers. After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Our affiliate, Citigroup Financial Products Inc., will act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Financial Products as calculation agent and you as a holder of the notes.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the level of CMS30 and CMS2, and thus of the CMS Spread, and other events that are difficult to predict and beyond our control.

The Amount of Interest Payable on the Notes Will Vary and May Be Zero

The notes are not a suitable investment for investors who require regular fixed income payments since the interest rate applicable to quarterly interest periods beginning on or after April 25, 2009 are variable and may be zero. During these interest periods, variable interest payments, if any, will be based on the difference between CMS30, a long-term constant maturity swap rate, and CMS2, a medium-term constant maturity swap rate (as more fully described below). Constant maturity swap rates measure the market fixed coupon rate that is to be paid in exchange for a floating three-month-LIBOR-based rate for a specified period of time.

The Notes May Be Called at Our Option, Which Limits Your Ability to Accrue Interest Over the Full Term of the Notes

We may call all of the notes on any interest payment date beginning on April 25, 2009. In the event that we call the notes, you will receive only the principal amount of your investment in the notes and any accrued and unpaid interest to and including the call date. In this case, you will not have the opportunity to continue to accrue and be paid interest to the original maturity date of the notes.

The Level of the CMS Spread Will Affect Our Decision to Call the Notes

It is more likely we will call the notes prior to their maturity date if the CMS Spread results in interest payments on the notes in an amount greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding of comparable maturity. If we call the notes prior to their maturity date, you may not be able to invest in other securities with a similar level of risk that yield as much interest as the notes.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

The notes bear interest at the rate of 8.00% per annum, during the period from and including April 25, 2009 to but excluding April 25, 2023, on each calendar day for which the CMS Spread is determined to be greater than or equal to zero. As a result, if the CMS Spread remains less than zero for a substantial number of days during an interest period from and including April 25, 2009 to but excluding April 25, 2023, the effective yield on your notes for such interest period will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in any secondary market will be affected by supply of and demand for the notes, the CMS Spread and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

The Level of CMS Spread. We expect that the market value of your notes will be affected by the supply of and demand for the notes, the interest rates, and a number of other factors. Besides, we expect that the market value of the notes may be affected by changes in the level of the CMS Spread.

For example, a decrease in the level of CMS Spread could cause a decrease in the market value of the notes because beginning on April 25, 2009 no interest will be payable on the notes if the CMS Spread is less than zero. Conversely, an increase in the level of CMS Spread could cause an increase in the market value of the notes. However, if the level of CMS Spread remains equal to or greater than zero, the likelihood of the notes being called would increase.

The level of CMS Spread will be influenced by complex and interrelated political, economic, financial and other factors that can affect the money markets generally and the London interbank money market in particular.

Volatility of CMS Spread. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of CMS Spread changes, the market value of the notes may change.

Call Feature. Our ability to call the notes prior to their maturity date is likely to limit their value. If we did not have the right to call the notes, their value could be significantly different.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more instruments, such as options, swaps or futures, based upon the CMS Spread. This hedging activity could affect the value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Results. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of CMS Spread Is Not an Indication of the Future Performance of CMS Spread

The historical performance of CMS Spread, which is included in this pricing supplement, should not be taken as an indication of the future performance of CMS Spread during the term of the notes. Changes in the level of CMS Spread will affect the trading price of the notes, but it is impossible to predict whether the level of the CMS Spread will rise or fall.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Citigroup Financial Products Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Financial Products, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Financial Products’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus and prospectus supplement.

General

The Callable CMS Spread Range Accrual Notes Due April 25, 2023 (the “Notes”) are callable securities issued by Citigroup Funding that have a maturity of approximately fifteen years. If not previously called by us, at maturity, you will receive an amount in cash equal to your initial investment in the Notes plus any accrued, unpaid interest due at maturity.

From and including April 25, 2008 to but excluding April 25, 2009, the Notes may not be called and the interest rate on the Notes is fixed at 8.00% per annum. Unless called by us, from and including April 25, 2009 to but excluding the maturity date, the interest rate on the Notes will be variable and will be reset quarterly. For every calendar day that the difference between the 30-year Constant Maturity Swap Rate (“CMS30”) and the 2-year Constant Maturity Swap Rate (“CMS2”), which difference we refer to as the CMS Spread, is determined to be greater than or equal to zero, the Notes will bear interest at a rate of 8.00% per annum, PROVIDED that the rate for the CMS Spread for the fifth Business Day immediately preceding any Interest Payment Date and for each calendar day remaining in that interest period will be deemed to equal the rate for the CMS Spread applicable to the fifth Business Day immediately preceding the Interest Payment Date. On each calendar day for which the CMS Spread is determined to be less than zero, no interest will accrue on the Notes.

The Notes mature on April 25, 2023. We may call the Notes, in whole and not in part, for mandatory redemption on any quarterly Interest Payment Date beginning on April 25, 2009. Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold, plus any accrued and unpaid interest. The Notes do not provide for any redemption at your option prior to maturity.

Interest

We expect to pay interest, if any, in cash quarterly on each January 25, April 25, July 25 and October 25, beginning on July 25, 2008 and ending on the maturity date, each an Interest Payment Date. Each three-month period from and including an Interest Payment Date to but excluding the next Interest Payment Date, the maturity date or any earlier date upon which the Notes are redeemed is an Interest Period. During each Interest Period, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months, so that each Interest Period will be deemed to consist of 90 days.

From and including April 25, 2008 to but excluding April 25, 2009, the Notes bear interest at the rate of 8.00% per annum. The amount of any quarterly interest payment on the Notes from and including April 25, 2009 to but excluding April 25, 2023, will vary and may be zero.

Unless called by us, from and including April 25, 2009 to but excluding the maturity date, the Notes bear interest during each Interest Period at a per annum rate that will equal the product of (i) 8.00% and (ii) the number of Accrual Days in the Interest Period divided by the number of calendar days in the Interest Period. An Accrual Day is any calendar day in an Interest Period for which the CMS Spread is determined to be greater than or equal to zero, as described in detail below in “—Determination of the CMS Spread.” No interest will accrue on the Notes on any calendar day that is not an Accrual Day. The per annum interest rate calculated for any quarterly Interest Period is applicable only to that quarterly Interest Period; interest payments for any other quarterly Interest Period will vary and may be zero beginning on April 25, 2009. The interest payment amount per Note for any quarterly Interest Period will equal the product of US$1,000 and the per annum interest rate applicable to that quarterly Interest Period divided by 4.

In addition, if the CMS Spread is greater than or equal to zero for a sufficient number of days in any Interest Period from and including April 25, 2009 to but excluding the maturity date, resulting in a quarterly interest accruing on the Notes at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding of comparable maturity, you should expect that the Notes will be called. If we call the Notes, you may not be able to invest in other securities with a similar yield. You should refer to the section “Risk Factors Relating to the Notes” for further information.

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Payment at Maturity

Unless your Notes have been previously called by us, at maturity you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold, plus any accrued and unpaid interest.

Hypothetical Interest Payment Examples

The table below presents examples of hypothetical quarterly interest accrued on the Notes based on the total number of Accrual Days occurring during an Interest Period. The table and the following examples of hypothetical interest payment calculations are based on the following assumptions:

•	Principal amount: US$1,000

•	Applicable Interest Rate: 8.00% per annum

•	Interest Period consists of ninety calendar days

•	The Notes are purchased on the Issue Date and are not called by us or sold in any secondary market prior to the end of the Interest Period.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual quarterly interest payments, if any, will depend on the actual interest rate and the actual number of Accrual Days in each Interest Period.

Example	Hypothetical Total Accrual Days(1) During Quarterly Interest Period	Hypothetical Interest Rate Accrued for that Quarterly Interest Period(2)	Hypothetical Interest Payment for that Quarterly Interest Period per US$1,000(3)
1	0	0.000%	$0.00
2	10	0.222%	$2.22
3	20	0.444%	$4.44
4	30	0.667%	$6.67
5	40	0.889%	$8.89
6	50	1.111%	$11.11
7	60	1.333%	$13.33
8	70	1.556%	$15.56
9	80	1.778%	$17.78
10	90	2.000%	$20.00

(1)	The number of calendar days for which the CMS Spread is determined to be greater than or equal to zero.
(2)	(8.00% ÷ 4) x (Hypothetical total number of Accrual Days ÷ the number of calendar days in the Interest Period)
(3)	US$1,000 x (8.00% ÷ 4) x (Hypothetical total number of Accrual Days ÷ the number of calendar days in the Interest Period)

Determination of the CMS Spread

For purposes of determining whether any calendar day in an Interest Period from and including April 25, 2009 to but excluding the maturity date is an Accrual Day, the CMS Spread will equal the difference between the 30-year Constant Maturity Swap Rate (“CMS30”) and the 2-year Constant Maturity Swap Rate (“CMS2”), each as published on Reuters page “ISDAFIX1” (or any successor page as determined by the calculation agent) at 11:00 am (New York time) on such calendar day or, in the case of a calendar day that is not a New York Business Day, the rate for CMS 30 and CMS2 appearing on Reuters page “ISDAFIX1” (or any successor page as determined by the calculation agent) at 11:00 am (New York time) on the New York Business Day immediately preceding such calendar day; PROVIDED that the rate for the CMS Spread for the fifth Business Day immediately preceding any interest payment date and for each calendar day remaining in that interest period will be deemed to equal the rate for the CMS Spread applicable to the fifth Business Day immediately preceding the interest payment date.

If a rate for CMS30 or CMS2 is not published on Reuters page “ISDAFIX1” (or any successor page as determined by the calculation agent) on any New York Business Day on which the rate for CMS30 and CMS2 is required, then the calculation agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the calculation agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of 30 years or 2 years, as the case may be, as of 11:00 am (London time) on such New York Business Day. If at least two such quotations are so provided, CMS30 or CMS2, as the case may be, will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the calculation agent will request each of three major banks in The City of New York to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of 30 years or 2 years, as the case may be, as of approximately 11:00 am (New York City time) on such London Business Day. If at least two such rates are so provided, CMS30 or CMS2, as the case may be, will be the arithmetic mean of such rates. If fewer than two such rates are so provided or if the New York Business Day is not also a London Business Day, then CMS30 or CMS2, as the case may be, will be the rate for CMS30 or CMS2, as the case may be, in effect at 11:00 am (New York City time) on the immediately preceding Business Day.

Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

London Business Day means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Call Right

We may call the Notes, in whole and not in part, for mandatory redemption on any Interest Payment Date beginning approximately one year after the date of issuance of the Notes, upon not less than ten calendar days’ notice to holders of the Notes in the manner described below. Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold, plus any accrued and unpaid interest.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Default Interest Rate

In case of default in payment at maturity of the Notes or on any Interest Payment Date, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date or relevant Interest Payment Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.25% per annum on the unpaid amount due. If default interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed and a 360-day year consisting of twelve 30-day months.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 1730T0FB0.

Calculation Agent

The calculation agent for the Notes will be Citigroup Financial Products. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citigroup Financial Products is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

HISTORICAL DATA ON THE CMS SPREAD

The following table sets forth, for each of the periods indicated, the high and the low values of the CMS Spread as reported on Reuters. The historical CMS Spread should not be taken as an indication of the future CMS Spread or the future performance of either rate during the term of the Notes or what the value of the Notes may be. Any historical upward or downward trend in the CMS Spread during any period set forth below is not any indication that the CMS Spread is more or less likely to increase or decrease at any time over the term of the Notes.

CMS Spread

	High	Low
2003
Quarter
First	3.3870%	3.1910%
Second	3.4370%	3.0140%
Third	3.7580%	3.3300%
Fourth	3.5400%	3.0480%
2004
Quarter
First	3.3330%	3.1310%
Second	3.1990%	2.4990%
Third	2.6560%	2.2070%
Fourth	2.3700%	1.7570%
2005
Quarter
First	1.7560%	1.0670%
Second	1.1550%	0.6840%
Third	0.6950%	0.3890%
Fourth	0.5180%	0.2220%
2006
Quarter
First	0.3210%	-0.0360%
Second	0.4260%	0.1410%
Third	0.2450%	0.1300%
Fourth	0.2670%	0.0970%
2007
Quarter
First	0.4210%	0.1150%
Second	0.5300%	0.2530%
Third	0.8680%	0.4520%
Fourth	1.2360%	0.6420%
2008
Quarter
First	2.4580%	1.2070%
Second (through April 22, 2008)	2.1660%	1.7210%

The CMS Spread at 11:00 a.m. (New York time) on April 22, 2008, was 1.721%.

The following graph shows the daily values of the CMS Spread in the period from January 2, 2003 through April 22, 2008 using historical data obtained from Reuters. Past movements of the CMS Spread are not indicative of future values of the CMS Spread.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations material to the purchase, ownership and disposition of the Notes. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is a holder or a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders

Payments of Interest. Payments of stated interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with such U.S. Holder’s method of tax accounting).

Purchase, Sale and Retirement of Notes. Upon the sale, exchange or retirement (including an exercise of our call right) of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued stated interest, which will be taxable as such) and the U.S. Holder’s tax basis in such Note. A U.S. Holder’s tax basis in a Note generally will equal the cost of such Note to such holder. Gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the Internal Revenue Service (“IRS”) relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-U.S. Holders

A holder or beneficial owner of Notes that is not a U.S. Holder (a “Non-U.S. Holder”) generally will not be subject to U.S. federal income or withholding tax on interest payments on the Notes, provided that the Non-U.S. Holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a Non-U.S.

Holder and provides its name and address or otherwise satisfies applicable documentation requirements and the payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment). Any gain realized on the sale of Notes by a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding tax unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, where a tax treaty applies, is attributable to a United States permanent establishment), or in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding or information reporting with respect to payments of interest on the Notes if the Non-U.S. Holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments.

U.S. Federal Estate Tax

A Note beneficially owned by a non-U.S. Holder who at the time of death is neither a resident nor citizen of the U.S. should not be subject to U.S. federal estate tax.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006 among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, US$30,000,000 principal amount of Notes (30,000 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth in the cover page of this pricing supplement, and some of the Notes to certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of $15 per $1,000 Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $15 per $1,000 Note on sales to certain other dealers. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $15 per $1,000 Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factor Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its affiliates have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

To the extent the offer of any Notes is made in any Member State of the European Economic Area that has implemented the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”) before the date of publication of a valid prospectus in relation to the Notes which has been approved by the competent authority in that Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require the Citigroup Funding to publish a prospectus pursuant to the Prospectus Directive.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The Notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The agent or dealer has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction, except when to the best knowledge and belief of the agent or dealer it is permitted under applicable laws and regulations. In so doing, the agent or dealer will not impose any additional obligations on Citigroup Funding.

The agent or dealer has represented and agreed that:

•

in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (“Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Citigroup Funding or Citigroup Inc.;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

•

it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•

the Notes may not be held by or be sold: (I) to or for the benefit or account of; or (II) pursuant to or in connection with any back-to-back transaction, in each case with: (A) a “Person Resident in India” as the term is used in the Foreign Exchange Management Act, 1999; (B) a “Non-Resident Indian”, a “Person of Indian Origin” or an “Overseas Corporate Body”, as such terms are used in the Foreign Exchange Management (Deposit) Regulations 2000 as notified by the Reserve Bank of India; or (C) any entity or person that is not regulated (as such term is used in the Securities and Exchange Board of India (Foreign Institutional Investors Amendment) Regulations, 2004), each a “Restricted Entity” and in each case excluding an offshore banking unit or an offshore branch of a bank constituted in India. No Note holder shall, directly or indirectly, sell, transfer, assign, novate or otherwise dispose of the Notes to or for the benefit or account of any Restricted Entity;

•

it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the “Prospectus Act”) has been or will be published in respect of the Notes in the Federal Republic of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the Notes; and

•

no Notes have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any Notes acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code of Monétaire et Financier and applicable regulations thereunder; and that none of the pricing supplement, the prospectus supplement, the prospectus or any other offering materials relating to the Notes has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.

This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the “Securities and Futures Act” or the “Act”). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a “relevant person” (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been satisfied. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of the Act, or arises from an offer referred to in Section 275(1A) of the Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of the Act (in the case of a trust)

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer of Notes is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986,a s amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

US$30,000,000

Callable CMS Spread Range

Accrual Notes

Due April 25, 2023

(US$1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Pricing Supplement

April 22, 2008

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)